APPENDIX A

TO THE TRANSFER AGENCY AND SERVICES AGREEMENT, dated as of March 6, 2017 between GRANITESHARES ETF TRUST (the "Trust") and The Bank of New York Mellon ("Bank"). **AS REVISED January 16, 2019.**

FUNDS

GraniteShares Bloomberg Commodity Broad Strategy No K-1 ETF
GraniteShares S&P GSCI Commodity Broad Strategy No K-1 ETF
GraniteShares HIPS US High Income ETF
GraniteShares Future of Batteries ETF
GraniteShares Junior Tech Mega Trends ETF

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the date and year first above written.

GRANITESHARES ETF TRUST
On behalf of each Series identified on Appendix A attached to the Agreement

By: ______________________
Name: William Rhind
Title: President of the Trust

THE BANK OF NEW YORK MELLON

By: ______________________
Name: ELIZABETH STUSENRAUCH
Title: R.E.